Exhibit 10.8

AMENDED AND RESTATED

XTANT MEDICAL EQUITY INCENTIVE PLAN

Effective June 7, 2010,

Amended and Restated July 8, 2011, June 24, 2015 and September 25, 2015

AMENDED AND RESTATED

XTANT MEDICAL EQUITY INCENTIVE PLAN

ARTICLE I

INTRODUCTION

1.1 Establishment. Xtant Medical Holdings, Inc. (formerly known as Bacterin International Holdings, Inc.), a Delaware corporation, hereby amends and restates the Bacterin International Equity Incentive Plan for certain key employees of the Company and certain directors and consultants to the Company. The Plan permits the grant of incentive stock options within the meaning of Code § 422, non-qualified stock options, restricted stock awards, stock appreciation rights, stock bonuses, restricted stock units and other stock grants to certain key employees of the Company and to certain directors and consultants to the Company.

1.2 Purposes. The purposes of the Plan are to provide those who are selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in shareholder value, so that the income of those participating in the Plan is more closely aligned with the income of the Company's shareholders. The Plan is also designed to provide a financial incentive that will help the Company attract, retain and motivate the most qualified employees, directors, and consultants.

ARTICLE II

DEFINITIONS

2.1 "Affiliated Corporation" means any corporation or other entity that is affiliated with the Plan Sponsor through stock ownership or otherwise, provided, however, that for purposes of Incentive Options granted pursuant to the Plan, an "Affiliated Corporation" means any parent or subsidiary of the Plan Sponsor as defined in Code § 424.

2.2 "Award" means an Option, a Restricted Stock Award, a Stock Appreciation Right, a Restricted Stock Unit, or grants of Stock issued under the Plan.

2.3 "Board" means the Board of Directors of the Plan Sponsor.

2.4 "Cause" shall have the meaning assigned to it by the Participant’s employment agreement, if the Company has entered into an employment agreement with the Participant; otherwise termination for "Cause" shall mean termination of employment as a result of a violation of any Company policy, procedure or guideline, or engaging in any of the following forms of misconduct: conviction of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of the Company's property or time; use of alcohol or controlled substances on the Company's premises or appearing on such premises while intoxicated or under the influence of drugs not prescribed by a physician, or after having abused prescribed medications; illegal use of any controlled substance; illegal gambling on the Company's premises; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct; or falsifying any document or making any false or misleading statement relating to employment by the Company; or injures the economic or ethical welfare of the Company by misconduct or inattention to duties and responsibilities, or fails to meet the Company's performance expectations, as determined by the Company in its sole discretion.

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2.5 "Change in Control" occurs on the date that:

(a)	any one person, or more than one person acting as a group, acquires ownership of stock of the Plan Sponsor that, together with stock held by such person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the stock of the Plan Sponsor. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total Fair Market Value or total voting power of the stock of the Plan Sponsor, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Plan Sponsor (or to cause a change in the effective control of the Plan Sponsor. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Plan Sponsor acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section.

(b)	there is a change in the effective control of the Plan Sponsor. A change in the effective control of the Plan Sponsor occurs on the date that either:

(i)	Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Plan Sponsor possessing 30% or more of the total voting power of the stock of such corporation; or

(ii)	a majority of members of the Plan Sponsor's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Plan Sponsor's board of directors prior to the date of the appointment or election.

(c)	any one person, or more than one person acting as a group, acquires ownership of assets of the Plan Sponsor that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Plan Sponsor immediately prior to such acquisitions. For this purpose, gross fair market value means the value of the assets of the Plan Sponsor, or the value of the assets being disposed of, determined without regard to any liabilities associates with the assets.

Persons Acting as a Group. Persons will not be considered to be acting as a group solely because they purchase or own stock of the Plan Sponsor at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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This Section shall be interpreted in accordance with Treasury guidance for the definition of Change in Control under Code § 409A.

2.6 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.7 "Committee" means a committee established under Article X of the Plan which is empowered to take actions with respect to the administration of the Plan.

2.8 "Company" means the Plan Sponsor and the Affiliated Corporations.

2.9 "Disabled" or "Disability" shall have the meaning given to such terms in Code § 22(e)(3).

2.10 "Effective Date" means the effective date of the Plan which is June 7, 2010; however, the adoption of those provisions of the Plan by the Board which relate to the grant of Incentive Options are subject to approval and ratification by the shareholders of the Plan Sponsor within 12 months of the effective date. Incentive Options granted under the Plan prior to the approval of the Plan by the shareholders of the Plan Sponsor shall be subject to approval of the Plan by the shareholders of the Plan Sponsor. The Plan was amended and restated effective as of July 8, 2011 and June 24, 2015.

2.11 "Eligible Employees" means the employees (including, without limitation, officers and directors who are also employees) of the Company who are selected for participation in the Plan. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Code § 3401.

2.12 "Eligible Individuals" means those consultants to the Company and directors of the Company who are selected by the Committee for participation in the Plan.

2.13 "Fair Market Value" means the closing price, on the Over-The-Counter Bulletin Board (OTCBB), the principal stock exchange or other market on which the Stock is traded, on the trading day preceding the grant date. If the price of the Stock is not reported on any securities exchange or national market system, the Fair Market Value of the Stock on a particular date shall be as determined by the Committee in good faith by applying any reasonable valuation method permitted under Code § 409A to determine fair market value in accordance with Code § 409A.

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2.14 "Incentive Option" means an Option designated as an incentive stock option and granted in accordance with Code § 422.

2.15 "Non-Qualified Option" means any Option other than an Incentive Option.

2.16 "Option" means a right to purchase Stock at a stated or formula price for a specified period of time. Options granted under the Plan shall be either Incentive Options or Non-Qualified Options.

2.17 "Option Agreement" shall have the meaning given to it in Section 4.3.

2.18 "Option Holder" means a Participant who has been granted one or more Options under the Plan.

2.19 "Option Period" shall have the meaning given to it in Section 4.3(c).

2.20 "Option Price" means the price at which each Share subject to an Option may be purchased, determined in accordance with Section 4.3(b).

2.21 "Participant" means an Eligible Employee or Eligible Individual designated by the Committee during the term of the Plan to receive one or more Awards under the Plan.

2.22 "Plan" means the Amended and Restated Xtant Medical Equity Incentive Plan.

2.23 "Plan Sponsor" means Xtant Medical Holdings, Inc. and any successor thereto.

2.24 "Restricted Stock Award" means Stock granted to a Participant that is subject to certain restrictions.

2.25 "Restricted Stock Award Agreement" shall have the meaning given to it in Section 5.2.

2.26 "Restricted Stock Unit" means a hypothetical interest in the value of one Share, denominated in United States dollars.

2.27 "RSU Agreement" shall have the meaning given to it in Section 6.2.

2.28 "RSU Holder" means a Participant who has been granted one or more RSUs under the Plan. The term “RSU Holder” also includes the beneficiary of a deceased Participant.

2.29 "RSUs" means Restricted Stock Units.

2.30 "SAR Agreement" shall have the meaning given to it in Section 7.3.

2.31 "SAR Holder" means a Participant who has been granted one or more SARs under the Plan.

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2.32 "SAR Period" shall have the meaning given to it in Section 7.3(c).

2.33 "SARs" means Stock Appreciation Rights.

2.34 "Section" or "Subsection" means a reference to a section or subsection of the Plan, unless another reference specifically applies.

2.35 "Share" means a share of Stock.

2.36 "Shareholders Agreement" shall have the meaning given to it in Section 12.4.

2.37 "Stock" means the common stock of the Plan Sponsor and any stock issued or issuable subsequent to the Effective Date in substitution for the common stock.

2.38 "Stock Appreciation Right" means the right, granted by the Committee pursuant to the Plan, to receive a payment equal to the increase in the Fair Market Value of a Share subsequent to the grant of such right.

2.39 "Stock Bonus" means either an outright grant of Stock or a grant of Stock subject to and conditioned upon certain employment or performance related goals.

ARTICLE III

PARTICIPATION AND LIMIT ON AWARDS

3.1 Participation. The Committee shall select the Eligible Employees and Eligible Individuals who are Participants in the Plan. The Committee shall select the Eligible Employees who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, vital services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. The Committee shall select the Eligible Individuals from the non-employee consultants and directors for the Company who are performing services important to the operation and growth of the Company. Participants may be granted from time to time one or more Awards.

3.2 Limit on Awards. No Participant shall receive Awards for any calendar year in excess of 2,500,000 Shares and all Awards for all Participants in any calendar year shall not exceed 5,000,000 Shares.

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ARTICLE IV

OPTIONS

4.1 Grant of Options. A Participant may be granted one or more Options. Options shall be granted as of the date specified in the Option Agreement. The Committee in its sole discretion shall designate whether an Option is an Incentive Option or a Non-Qualified Option. Only Non-Qualified Options may be granted to Eligible Individuals. The Committee may grant both an Incentive Option and a Non-Qualified Option to an Eligible Employee at the same time or at different times. Incentive Options and Non-Qualified Options, whether granted at the same time or at different times, shall be deemed to have been awarded in separate grants and shall be clearly identified. In no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised. The grant of each Option shall be separately approved by the Committee, and the receipt of one Option shall not result in automatic receipt of any other Option. Upon determination by the Committee to grant an Option to a Participant, the Committee shall enter into an Option Agreement with the Participant.

4.2 Restrictions on Incentive Options.

(a)	Initial Exercise. The aggregate Fair Market Value of the Shares with respect to which Incentive Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan and any other plan of the Company, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the date of grant of the Option. To the extent the Option Holder holds two or more Options which become exercisable for the first time in the same calendar year, the $100,000 limitation shall be applied on the basis of the order in which the Options are granted. Any Option or portion thereof that exceeds the $100,000 limit shall be treated as a Non-Qualified Option, but only to the extent of such excess.

(b)	Ten Percent Stockholders. Incentive Options granted to an Option Holder who is the holder of record of 10% or more of the outstanding Stock of the Plan Sponsor shall have an Option Price equal to 110% of the Fair Market Value of the Shares on the date of grant of the Option and the Option Period for any such Option shall not exceed five years.

(c)	No Award of Incentive Options shall be granted after June 6, 2020, the day before the 10th year anniversary of the Effective Date.

4.3 Stock Option Agreements. Each Option granted under the Plan shall be evidenced by an agreement (an "Option Agreement"). An Option Agreement shall be issued by the Plan Sponsor in the name of the Option Holder and in such form as may be approved by the Committee. The Option Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Option Agreement, the provisions of the Plan shall govern.

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(a)	Number of Shares. Each Option Agreement shall state that it covers a specified number of Shares, as determined by the Committee.

(b)	Option Price. The price at which each Share covered by an Option may be purchased shall be determined in each case by the Committee and set forth in the Option Agreement, and shall not be less than 100% of the Fair Market Value of the Stock on the date the Option is granted.

(c)	Duration of Options. Each Option Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must end not more than ten years from the date the Option is granted. If the Option Agreement does not specify the Option Period, the Option Period will end ten years from the date the Option is granted.

(d)	Restrictions on Exercise. The Option Agreement shall also set forth any restrictions on Option exercise during the Option Period, if any, as may be determined by the Committee. Each Option shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee. If the Option Agreement does not specify the period of time over which the Option becomes exercisable, the Option shall become exercisable (vest) 20% on each subsequent anniversary date of the Option grant, so that the Option is 100% exercisable (vested) on the 5th anniversary of the date of the Option grant.

(e)	Termination of Services, Death, or Disability. The Committee may specify in the Option Agreement the period, if any, after which an Option may be exercised following termination of the Option Holder's services. If the Option Agreement does not specify the period of time following termination of service during which Options may be exercised, the time periods in this Subsection shall apply. Once an Option is granted, the Committee may not change the time period during which an Option may be exercised following termination of the Option Holder’s services, unless such a change would not cause additional taxes to be imposed pursuant to Code § 409A.

(i)	Termination for Cause. If the services of the Option Holder are terminated within the Option Period for Cause, as determined by the Company, the Option shall thereafter be void for all purposes.

(ii)	Disability. If the Option Holder becomes Disabled and terminates services, the Option may be exercised by the Option Holder within six months following the Option Holder's termination of services on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder's termination of services because of Disability.

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(iii)	Death. If the Option Holder dies during the Option Period while still performing services for the Company or within the six month period referred to in (ii) above or the three-month period referred to in (iv) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within six months following the Option Holder's death, (provided that such exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder's termination of services because of the Option Holder’s death.

(iv)	Termination for Reasons Other than Cause, Disability or Death. If the Option Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of termination (provided that the exercise must occur within the Option Period), but not thereafter. The Option may be exercised only to the extent the Option had become exercisable on or before the date of the Option Holder's termination of services.

4.4 Transferability. Each Option shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. Each Option is exercisable during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative. The Committee may, however, provide at the time of grant or thereafter that the Option Holder may transfer a Non-Qualified Option to a member of the Option Holder’s immediate family, a trust of which members of the Option Holder’s immediate family are the only beneficiaries, or a partnership of which members of the Option Holder’s immediate family or trusts for the sole benefit of the Option Holder’s immediate family are the only partners. Immediate family means the Option Holder’s spouse, issue (by birth or adoption), parents, grandparents, and siblings (including half brothers and sisters and adopted siblings). During the Option Holder’s lifetime the Option Holder may not transfer an Incentive Option under any circumstances.

4.5 Manner of Exercise. The method for exercising each Option granted hereunder shall be by delivery to the Plan Sponsor of (1) written notice specifying the number of Shares with respect to which such Option is exercised, (2) payment in full of the exercise price and any liability the Company may have for withholding of federal, state or local income or other taxes incurred by reason of the exercise of the Option, (3) representation meeting the requirements of Section 12.1 if requested by the Plan Sponsor, and (4) a Shareholders Agreement meeting the requirements of Section 12.4 if requested by the Plan Sponsor. The purchase of such Shares shall take place at the principal offices of the Plan Sponsor within thirty days following delivery of such notice, at which time the Option Price of the Shares shall be paid in full. If the Option Price is paid by means of a broker's loan transaction, in whole or in part, the closing of the purchase of the Stock under the Option shall take place (and the Option shall be treated as exercised) on the date on which, and only if, the sale of Stock upon which the broker's loan was based has been closed and settled, unless the Option Holder makes an irrevocable written election, at the time of exercise of the Option, to have the exercise treated as fully effective for all purposes upon receipt of the Option Price by the Plan Sponsor regardless of whether or not the sale of the Stock by the broker is closed and settled. A properly executed certificate or certificates representing the Shares shall be delivered to the Option Holder upon payment. If Options on less than all shares evidenced by an Option Agreement are exercised, the Plan Sponsor shall deliver a new Option Agreement evidencing the Option on the remaining shares upon delivery of the Option Agreement for the Option being exercised.

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4.6 Payment of the Exercise Price. The exercise price shall be paid by any of the following methods or any combination of the following methods at the election of the Option Holder, or by any other method approved by the Committee upon the request of the Option Holder:

(a)	in cash.

(b)	by certified check, cashier's check or other check acceptable to the Plan Sponsor, payable to the order of the Plan Sponsor.

(c)	by delivery to the Plan Sponsor of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Plan Sponsor. No Option may be exercised by delivery to the Plan Sponsor of certificates representing Stock, unless such Stock has been held by the Option Holder for more than six months. The Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option under the Plan shall be the Fair Market Value as of the exercise date. The exercise date shall be the day of delivery of the certificates for the Stock used as payment of the Option Price.

(d)	by delivery to the Plan Sponsor of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Plan Sponsor promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder required to pay the Option Price.

4.7 Withholding Requirement. The Plan Sponsor's obligations to deliver Shares upon the exercise of any Option shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements.

(a)	Non-Qualified Options. Upon exercise of an Option, the Option Holder shall make appropriate arrangements with the Company to provide for the amount of additional withholding required by Code §§ 3102 and 3402 and applicable state income tax laws, including payment of such taxes through delivery of Shares or by withholding Stock to be issued under the Option.

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(b)	Incentive Options. If an Option Holder makes a disposition (as defined in Code § 424(c)) of any Stock acquired pursuant to the exercise of an Incentive Option prior to the expiration of two years from the date on which the Incentive Option was granted or prior to the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at the Company's principal place of business of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by Code §§ 3102 and 3402 and applicable state income tax laws.

4.8 Withholding With Stock. The Committee may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Plan Sponsor, or to have the Plan Sponsor withhold from shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Committee. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

(a)	All elections must be made prior to the Tax Date.

(b)	All elections shall be irrevocable.

(c)	If the Participant is an officer or director of the Plan Sponsor within the meaning of Section 16 of the 1934 Act ("Section 16"), the Participant must satisfy the requirements of such Section 16 and any applicable Rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

4.9 Shareholder Privileges. No Option Holder shall have any rights as a shareholder with respect to any Shares covered by an Option until the Option Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in the Plan.

4.10 Change in Control.

(a)	Unless otherwise determined by the Committee (either at the time an Option is granted or by subsequent action), the Options shall not be subject to accelerated vesting at the time of a Change in Control.

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(b)	Upon the consummation of a Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction. An Option Holder may make an irrevocable election to exercise an Option that is contingent upon and effective as of the effective date of the Change in Control.

(c)	Each Option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Option Holder in consummation of such Change in Control, had the Option been exercised immediately prior to the Change in Control. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of the Change in Control and (ii) the exercise price payable per share under each outstanding Option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Company’s outstanding Stock receive cash consideration for their Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption of the outstanding options under this Plan, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per Share in such Change in Control.

(d)	The Committee shall have the discretion, exercisable either at the time the Option is granted or at any time while the Option remains outstanding, to structure one or more Options so that those Options shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those Options are to be assumed in the Change in Control or otherwise continued in effect.

(e)	The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable $100,000 limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Qualified Option under the federal tax laws.

ARTICLE V

RESTRICTED STOCK

5.1 Persons Eligible. The Committee, in its sole discretion, may grant a Participant one or more Restricted Stock Awards consisting of Shares. The number of Shares granted as a Restricted Stock Award shall be determined by the Committee.

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5.2 Terms of Award. The Committee shall determine at the time of the grant of a Restricted Stock Award any other terms that will apply to the Restricted Stock Award. Each Restricted Stock Award granted under the Plan shall be evidenced by a written restricted stock agreement (a “Restricted Stock Award Agreement”). A Restricted Stock Award Agreement shall be issued by the Plan Sponsor in the name of the Participant and in such form as may be approved by the Committee. The Restricted Stock Award Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Restricted Stock Award Agreement, the provisions of the Plan shall govern.

(a)	Number of Shares of Restricted Stock. Each Restricted Stock Award Agreement shall state that it covers a specified number of Shares, as determined by the Committee.

(b)	Restrictions. The Restricted Stock Award Agreement shall set forth the vesting restrictions as may be determined by the Committee. Each Share of Restricted Stock shall vest over such period of time, if any, or upon such events, as determined by the Committee. If no restrictions are stated in the Restricted Stock Award Agreement, 20% of the Award shall vest on the 1st anniversary of the date of grant and an additional 20% of the Award shall vest on each subsequent anniversary of the date of grant, so that the Award is 100% vested on the 5th anniversary of the date of the Award.

(c)	Termination of Services, Death, or Disability. Unless the Restricted Stock Award Agreement provides otherwise, if a Participant terminates service for any reason, including death or Disability, the remaining unvested Award at the date of termination shall be forfeited and shall be immediately returned to the Company.

5.3 Privileges of a Stockholder, Transferability. Subject to the terms of the Restricted Stock Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to Stock held pursuant to the Restricted Stock Award Agreement upon the Participant's becoming the holder of record of such Stock, except that the Participant may not have the right to sell, encumber, or otherwise transfer such Stock until the restrictions lapse.

5.4 Enforcement of Restrictions. The Committee shall cause a legend to be placed on the Stock certificates issued pursuant to each Restricted Stock Award referring to the restrictions of this Article and, in addition, may in its sole discretion require one or more of the following methods of enforcing the restrictions of this Article:

(a)	Requiring the Participant to keep the Stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

(b)	Requiring that the Stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

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Any new, substituted, or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested Restricted Stock Award by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the Stock as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable under the Participant’s Restricted Stock Award Agreement and (ii) such escrow arrangements as the Committee shall deem appropriate.

5.5 Withholding Requirement. Upon satisfaction of all restrictions under a Restricted Stock Award Agreement, the Participant is subject to and shall be required to pay to the Company all taxes required to be withheld, all government mandated social benefit contributions, and any other payments required to be withheld which are applicable to the Participant.

5.6 Change in Control. Unless otherwise determined by the Committee (either at the time a Restricted Stock Award is granted or by subsequent action), Restricted Stock Awards shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a Change in Control, any Restricted Stock Award as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, and all Shares related thereto shall be immediately returned to the Company, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

The Committee shall have the discretion, exercisable either at the time the Restricted Stock Award is granted or at any time while the Restricted Stock Award remains outstanding, to structure one or more Restricted Stock Awards so that those Restricted Stock Awards shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those Restricted Stock Awards are to be assumed in the Change in Control or otherwise continued in effect.

ARTICLE VI

RESTRICTED STOCK UNITS

6.1 Grant of RSUs. A Participant may be granted one or more Restricted Stock Units as determined by the Committee. Restricted Stock Units shall be granted as of the date specified in the RSU Agreement. RSUs granted may be 100% vested on the date the Award is granted, or they may be subject to a vesting schedule. Each Award shall be separately approved by the Committee, and the receipt of one Award shall not result in automatic receipt of any other Award. Upon determination by the Committee to grant Restricted Stock Units to a Participant, the Company, by action of the Committee, shall enter into an RSU Agreement with the Participant.

6.2 RSU Agreements. Each Award granted under the Plan shall be evidenced by a written restricted stock unit agreement (an "RSU Agreement"). An RSU Agreement shall be issued by the Plan Sponsor in the name of the Participant to whom the Award is granted and in such form as may be approved by the Committee. The RSU Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate.

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(a)	Number of RSUs. Each RSU Agreement shall state that it covers a specified number of RSUs, as determined by the Committee.

(b)	Restrictions. The RSU Agreement shall set forth the vesting restrictions as may be determined by the Committee. Each RSU shall vest over such period of time, if any, or upon such events, as determined by the Committee, in a manner that does not cause adverse tax consequences under Code § 409A. If no restrictions are stated in the RSU Agreement, 20% of the Award shall vest on the 1st anniversary of the date of grant and an additional 20% of the Award shall vest on each subsequent anniversary of the date of grant, so that the Award is 100% vested on the 5th anniversary of the date of the Award.

(c)	Termination of Services, Death, or Disability. Unless the RSU Agreement provides otherwise, if a Participant terminates service for any reason, including death or Disability, the remaining unvested Award at the date of termination shall be forfeited and shall be immediately returned to the Company.

6.3 Non-Transferability of RSUs. No RSU shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of an RSU Holder's death, an RSU Holder's RSUs shall be automatically transferred to the RSU Holder's beneficiary designated in accordance with Section 6.4, or if the RSU Holder did not designate a beneficiary, or if no beneficiary survives the RSU Holder, the RSU Holder's legal representatives, heirs or legatees.

6.4 Designation of Beneficiary. Each RSU Holder may designate one or more beneficiaries (who may be designated contingently or successively) to whom the RSU payment is payable in the event of the RSU Holder's death. Each designation will automatically revoke any prior designations by the same RSU Holder. The beneficiary designation shall be in writing on a form prescribed by the Committee. Any beneficiary designation will be effective as of the date on which the written designation is received by the Committee during the lifetime of the RSU Holder. If the RSU Holder does not designate a beneficiary, or if a beneficiary does not survive the RSU Holder, the cash payment (or the portion of the cash payment attributable to a deceased beneficiary) shall be payable to the RSU Holder’s estate.

6.5 Redemption of RSUs. As of the date an RSU is vested, the Company shall redeem the RSU. In no event shall the redemption of RSUs granted under one RSU Agreement affect the redemption of any RSUs under the same RSU Agreement or any other RSU Agreement or affect the number of RSUs which may be redeemed. Following redemption of all RSUs granted under an RSU Agreement, the RSU Agreement shall be terminated.

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(a)	Amount of RSU Payment. If the RSU Agreement specifies that payment of the RSU shall be made in cash, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall make a cash payment for each RSU equal to the Fair Market Value of a Share on the date the RSU is vested, less any withholdings (as determined under Section 6.7). If the RSU Agreement specifies that payment of the RSU shall be made in Shares, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall deliver one Share for each RSU to the RSU Holder, less any withholdings (as determined under Section 6.7). The Plan Sponsor has the right to reduce any payment due under the Plan by any amounts owed by the RSU Holder to the Company. The amount of any cash payment shall be calculated and paid in United States dollars.

(b)	Timing of Payment. Unless the RSU Agreement provides otherwise, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall make any cash payment in a single sum payment as soon as administratively practicable (in accordance with procedures established by the Committee) after the receipt by the Plan Sponsor of all representations requested by the Committee pursuant to Section 12.1, but in no event later than the 15th day of the third month following the end of the calendar year in which the RSU vests. Unless the RSU Agreement provides otherwise, the Plan Sponsor (or the Affiliated Corporation utilizing the services of the RSU Holder) shall deliver any Stock payment as soon as administratively practicable (in accordance with procedures established by the Committee) after the receipt by the Plan Sponsor of all representations requested by the Committee pursuant to Article XI, but in no event later than the 15th day of the third month following the end of the calendar year in which the RSU vests.

(c)	Cancellation of RSUs Redeemed. Upon redemption of an RSU, the RSU Holder no longer has any rights to any increase in value of the RSU, and the Participant's RSUs which were redeemed are canceled.

6.6 Cancellation of RSUs Upon Termination of Service.

(a)	Termination of Services for Any Reason. If an RSU Holder voluntarily terminates service or is terminated involuntarily from service for any reason other than death (including retirement or disability), all unvested RSUs shall be forfeited.

(b)	Definition of Termination of Services. Termination of services occurs as of the first day on which the RSU Holder is no longer performing services for the Company or any entity related to the Company. Whether an RSU Holder has terminated service shall be determined by the Committee in its sole discretion.

6.7 Withholding Requirement. All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the RSU Holder.

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6.8 No Equity Holder Privileges. No RSU Holder shall have any privileges as an equity holder with respect to any RSUs.

6.9 Change in Control. Unless otherwise determined by the Committee (either at the time a RSU is granted or by subsequent action that does not cause adverse tax consequences under Code § 409A), RSUs shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a Change in Control, any RSU as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

The Committee shall have the discretion at the time the RSU is granted (or at any time the RSU remains outstanding, if the action subsequent to the grant date does not cause adverse tax consequences under Code § 409A) to structure one or more RSUs so that those RSUs shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those RSUs are to be assumed in the Change in Control or otherwise continued in effect.

ARTICLE VII

STOCK APPRECIATION RIGHTS

7.1 Persons Eligible. The Committee, in its sole discretion, may grant a Participant one or more Stock Appreciation Rights.

7.2 Types of Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights that are settled in cash under the Plan, or Stock Appreciation Rights that are settled in Stock.

7.3 Terms of Grant. The Committee shall determine at the time of the grant of a Stock Appreciation Right the time period during which the Stock Appreciation Right may be exercised, the type of Stock Appreciation Right being granted, and any other terms that will apply to the Stock Appreciation Right. Each Stock Appreciation Right granted under the Plan shall be evidenced by a written stock appreciation right agreement (a “SAR Agreement”). A SAR Agreement shall be issued by the Plan Sponsor in the name of the SAR Holder and in such form as may be approved by the Committee. The SAR Agreement shall incorporate and conform to the conditions in the Plan as well as any other terms and conditions that are not inconsistent as the Committee may consider appropriate. In the event of any inconsistency between the provisions of the Plan and any Option Agreement, the provisions of the Plan shall govern.

(a)	Number of SARs. Each SAR Agreement shall state that it covers a specified number of Stock Appreciation Rights, as determined by the Committee.

(b)	Stock Price for Determining Appreciation. Each SAR Agreement shall state the Fair Market Value of a Share from which appreciation of the SAR will be measured. The Stock price specified shall not be less than 100% of the Fair Market Value of the Stock on the date the SAR is granted.

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(c)	Duration of SARs. Each SAR Agreement shall state the period of time, determined by the Committee, within which the SAR may be exercised by the SAR Holder (the "SAR Period"). The SAR Period must end not more than ten years from the date the SAR is granted. If no SAR Period is stated in the SAR Agreement, the SAR Period shall end on the day immediately preceding the 10th anniversary of the date of grant.

(d)	Restrictions on Exercise. The SAR Agreement shall also set forth any restrictions on SAR exercise during the SAR Period, if any, as may be determined by the Committee. Each SAR shall become exercisable (vest) over such period of time, if any, or upon such events, as determined by the Committee. If the SAR Agreement does not specify the period of time over which the SAR becomes exercisable, the SAR shall become exercisable (vest) 20% on each subsequent anniversary date of the SAR grant, so that the SAR is 100% exercisable (vested) on the 5th anniversary of the date of the SAR grant.

(e)	Termination of Services, Death, or Disability. The Committee may specify the period, if any, after which an SAR may be exercised following termination of the SAR Holder's services in the SAR Agreement. If the SAR Agreement does not specify the period of time following termination of service during which SARs may be exercised, the time periods in this Subsection shall apply. Once a SAR is granted, the Committee may not change the time period during which a SAR may be exercised following termination of the SAR Holder’s services, unless such a change would not cause additional taxes to be imposed pursuant to Code § 409A.

(i)	Termination for Cause. If the services of the SAR Holder are terminated within the SAR Period for Cause, as determined by the Company, the SAR shall thereafter be void for all purposes.

(ii)	Disability. If the SAR Holder becomes Disabled and terminates services, the SAR may be exercised by the SAR Holder within six months following the SAR Holder's termination of services on account of Disability (provided that such exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only with respect to the extent the SAR had become exercisable on or before the date of the SAR Holder's termination of services because of Disability.

(iii)	Death. If the SAR Holder dies during the SAR Period while still performing services for the Company or within the six month period referred to in (ii) above or the three-month period referred to in (iv) below, the SAR may be exercised by those entitled to do so under the SAR Holder's will or by the laws of descent and distribution within six months following the SAR Holder's death, (provided that such exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of the SAR Holder's termination of services because of the SAR Holder’s death.

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(iv)	Termination for Reasons Other than Cause, Disability or Death. If the SAR Holder is no longer employed by the Company or performing services for the Company for any reason other than Cause, Disability or the SAR Holder's death, the SAR may be exercised by the SAR Holder within three months following the date of termination (provided that the exercise must occur within the SAR Period), but not thereafter. The SAR may be exercised only to the extent the SAR had become exercisable on or before the date of termination of services.

7.4 Exercise of Stock Appreciation Rights. Upon vesting in a Stock Appreciation Right, a Participant shall be permitted to exercise the Stock Appreciation Right at any time prior to the date the Stock Appreciation Right expires. The effective date of exercise of a Stock Appreciation Right is the date on which the Company receives notice from the Participant of the exercise of the Stock Appreciation Right. Upon the exercise of one or more Stock Appreciation Rights settled in Stock, the Company will issue to the Participant the number of whole Shares determined by dividing (i) the number of Stock Appreciation Rights being exercised, multiplied by the difference in the Fair Market Value of one Share on the exercise date of the Stock Appreciation Right and the Fair Market Value of one Share on the grant date in the Stock Appreciation Right by (ii) the Fair Market Value of one Share on the exercise date. Upon exercise of one or more Stock Appreciation Rights settled in cash, the Company shall make a cash payment to the Participant in an amount equal to the total number of vested Stock Appreciation Rights, multiplied by the difference in the Fair Market Value of one Share on the grant date of the Stock Appreciation Right and the Fair Market Value of one Share on the date of exercise, less any withholdings.

7.5 Withholding Requirement. All payments under the Plan are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participant.

7.6 Effect of Exercise. The exercise or cash-out of a Stock Appreciation Right will result in an equal reduction in the number of Stock Appreciation Rights that were granted.

7.7 No Equity Holder Privileges. No holder of a Stock Appreciation Right shall have any privileges as an equity holder with respect to any Stock Appreciation Rights.

7.8 Change in Control. Unless otherwise determined by the Committee (either at the time a SAR is granted or by subsequent action), SARs shall not be subject to accelerated vesting at the time of a Change in Control. Upon the consummation of a Change in Control, any SAR as to which the period for which services are required or other restrictions have not been satisfied (or waived or accelerated) shall be forfeited, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

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The Committee shall have the discretion, exercisable either at the time the SAR is granted or at any time while the SAR remains outstanding, to structure one or more SARs so that those SARs shall automatically accelerate and vest in full upon the occurrence of a Change in Control, whether or not those SARs are to be assumed in the Change in Control or otherwise continued in effect.

ARTICLE VIII

STOCK BONUSES AND OTHER COMMON STOCK GRANTS

The Committee may award Stock Bonuses to such Participants, subject to such conditions and restrictions, as it determines in its sole discretion. Stock Bonuses may be either outright grants of Stock, or may be grants of Stock subject to and conditioned upon certain employment or performance related goals.

From time to time during the duration of this Plan, the Board may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire Shares, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan and all Shares issued pursuant to such arrangements shall be issued under this Plan.

ARTICLE IX

PERFORMANCE AWARDS

9.1 Performance-Based Awards. The Company intends that performance-based Awards to certain Eligible Employees will satisfy the performance-based compensation requirements of Code § 162(m) so that the Company may deduct any compensation paid under the Plan for federal income tax purposes without limitation under Code § 162(m). If any provision of this Plan or any Award Agreement would otherwise frustrate or conflict with such intent, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict.

9.2 Grants of Performance-Based Awards. The Committee may grant Performance Awards that grant a specific number of Options, SARs, shares of Restricted Stock, or Restricted Stock Units that vest in whole or in part upon satisfaction of specified performance goals. The Committee may also grant Awards that require the Committee to grant a specific number of shares of Stock, Options, SARs, shares of Restricted Stock, or Restricted Stock Units upon satisfaction of specified performance goals. The Committee shall, in its sole discretion, determine: (a) the type of performance-based Awards to be made, (b) the time at which performance-based Awards are to be made, (c) the time at which the performance-based Awards vest or shares are granted under performance-based Awards, (d) actual performance against targets for purposes of performance-based Award vesting or granting of Awards, (e) specific weighing of the components of performance-based Award vesting or grants, and (f) establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all performance-based Awards granted under the Plan. The performance goal or goals for a Performance Award shall be established in writing at the time the Performance Award is granted. The Committee shall have no power to increase a performance-based Award that has been granted, but shall have the power to decrease a performance-based Award.

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9.3 Award Agreements. Award Agreements that are intended to comply with Code § 162(m) shall specify the target number of Shares for the Participant. The maximum vesting for a performance-based Award shall be 100% of the Award. No performance-based Award shall entitle the Participant to receive more than the maximum number of Shares in any calendar year set forth in Article III. Performance-based Awards to all Participants for any calendar year shall not exceed the maximum number of Shares set forth in Article III.

9.4 Preestablished Performance Goals. The performance criteria for any Award that is intended to satisfy the requirements for “performance-based compensation” under Code § 162(m) shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Award is granted. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually or in any combination, applied to either the Company as a whole or to a business unit or Affiliated Corporation, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the performance-based Award: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (q) product release schedules, and (r) new product innovation. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Securities Exchange Act filings.

9.5 Committee Certification. Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of Stock, Options, SARs, or RSUs under a performance-based Award to be granted or vested on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. The Participant shall not be entitled to vest in or be granted any portion of a performance-based Award until the Committee certifies in writing that the Holder has met his or her specific performance goals and determines the portion of the performance-based Award which is to be vested or granted.

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ARTICLE X

PLAN ADMINISTRATION

10.1 Committee. The Plan shall be administered by a Committee appointed by and serving at the pleasure of the Board of Directors, consisting of not less than two Directors (the "Committee") and, at any time when the Plan Sponsor is a publicly held corporation, consisting solely of outside Directors (within the meaning of Code § 162(m)(4)(C)(i)). The Board of Directors may from time to time remove members from or add members to the Committee, and vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. At any time when the Plan Sponsor is a publicly held corporation, the Committee shall be so constituted at all times as to permit the Plan to comply with Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934 (the "1934 Act") and to permit Awards to comply with the performance based compensation exception of Code § 162(m). Members of the Committee and any subcommittee or special committee shall be appointed from time to time by the Board, shall serve at the pleasure of the Board and may resign at any time upon written notice to the Board.

10.2 Committee Meetings and Actions. The Committee shall hold meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum, and the acts of the majority of the members present at a meeting or a consent in writing signed by all members of the Committee shall be the acts of the Committee and shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Options which may be or have been granted pursuant to the Plan.

10.3 Powers of Committee. In accordance with the provisions of the Plan, the Committee shall, in its sole discretion, select the Participants from among the Eligible Employees and Eligible Individuals, determine the Awards to be made pursuant to the Plan, and the time at which such Awards are to be made, fix the exercise price, period and manner in which an Option or SAR becomes exercisable, and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of the agreements with Participants that shall evidence the particular provisions, terms, conditions, rights and duties of the Plan Sponsor and the Participants with respect to Awards granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan. In granting Awards, the Committee shall take into consideration the contribution the Participant has made or may make to the success of the Company or its subsidiaries and such other factors as the Committee shall determine. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of the Company. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith. The determinations, interpretations and other actions of the Committee pursuant to the provisions of the Plan shall be binding and conclusive for all purposes and on all persons.

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10.4 Options May Be Assumed. In accordance with the provisions of Code § 424(a), the Committee may, in its sole discretion, substitute a new Option for an outstanding option or assume an outstanding option in connection with a Corporate Transaction, without the substitution or assumption being treated as a modification of the existing incentive stock option under Code § 424(h) or a modification of an existing option under Code § 409A. If the new substituted Option or assumed Option is intended to be an Incentive Option, the provisions of this Section apply solely to an Eligible Employee who is providing services to the Company at the time of the substitution or assumption (or a former Eligible Employee within the 3-month period following termination of service). For purposes of this Section, the term “Corporate Transaction” includes: (a) a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation; (b) a distribution (excluding an ordinary dividend or a stock split or stock dividend described in Treas. Reg. § 1.424-1(e)(4)(v)) or change in the terms or number of outstanding shares of such corporation; and (c) any other corporate events prescribed by the Commissioner in published guidance.

10.5 Interpretation of Plan. The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including the Company, its shareholders, and all persons having any interest in Options which may be or have been granted pursuant to the Plan. Stock Options, Stock Appreciation Rights, Restricted Stock grants, and Stock grants are intended to be excluded from the requirements of Code § 409A as a result of the exception for stock rights and the exception for transfers of property subject to § 83. Restricted Stock Unit grants are intended to be excluded from the requirements of Code § 409A under the short-term deferral exception. To the extent that any provision of the Plan or of any grant Agreement could be interpreted otherwise, the Plan and all grant Agreements shall be interpreted in a manner that ensures all grants are excluded from the requirements of Code § 409A. The Company will amend the Plan as necessary to ensure exclusion of Awards from the requirements of Code § 409A, or to the extent necessary or appropriate, to comply with the requirements of Code § 409A.

10.6 Indemnification. Each person who is or shall have been a member of the Committee or of the Board of Directors shall be indemnified and held harmless by the Plan Sponsor against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with the Company's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of, and is in addition to, any other rights of indemnification to which any person may be entitled under the Plan Sponsor's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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ARTICLE XI

STOCK SUBJECT TO THE PLAN

11.1 Number of Shares. The number of Shares that are authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Committee may from time to time deem necessary shall not exceed 1,400,000, subject to the provisions regarding changes in capital. The Shares may be either authorized and unissued Shares or previously issued Shares acquired by the Plan Sponsor. This authorization may be increased from time to time by approval of the Board and by the stockholders of the Plan Sponsor if, in the opinion of counsel for the Plan Sponsor, stockholder approval is required. Shares that may be issued upon exercise of Options under the Plan shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Plan Sponsor shall at all times during the term of the Plan and while any Awards are outstanding retain as authorized and unissued Stock at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

11.2 Unused Stock. Any Shares that are subject to an Award that expires or for any reason is terminated and any Shares withheld for the payment of taxes or received by the Plan Sponsor as payment of the exercise price of an Award shall automatically become available for use under the Plan.

11.3 Adjustments for Stock Splits and Stock Dividends. If the Plan Sponsor shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of the following shall be increased, decreased or changed in like manner (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence: (i) the Shares as to which Awards may be granted under the Plan and (ii) the Shares then included in each outstanding Award granted hereunder.

11.4 Other Distributions and Changes in the Stock. If the Plan Sponsor distributes assets or securities of persons other than the Plan Sponsor (excluding cash or distributions referred to in Section 11.3) with respect to the Stock, or if the Plan Sponsor grants rights to subscribe pro rata for additional Shares or for any other securities of the Plan Sponsor to the holders of its Stock, or if there is any other change (except as described in Section 11.3) in the number or kind of outstanding Shares or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment in the number or kind of Shares subject to an Award, an adjustment in the exercise price or the taking of any other action by the Committee, including without limitation, the setting aside of any property for delivery to the Participant upon the exercise of an Award or the full vesting of an Award, then such adjustments shall be made, or other action shall be taken, by the Committee (in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D)) and shall be effective for all purposes of the Plan and on each outstanding Award.

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11.5 General Adjustment Rules. No adjustment or substitution provided for in this Article shall require the Plan Sponsor to sell a fractional Share under any Award, or otherwise issue a fractional Share, and the total substitution or adjustment with respect to each Award shall be limited by deleting any fractional Share. In the case of any such substitution or adjustment, the aggregate exercise price for the total number of Shares then subject to an Option shall remain unchanged but the exercise price per Share under each such Option shall be equitably adjusted by the Committee to reflect the greater or lesser number of Shares or other securities into which the Stock subject to the Option may have been changed, and appropriate adjustments shall be made to other Awards to reflect any such substitution or adjustment. In the case of any such substitution or adjustment, such Option shall be equitably adjusted by the Committee in accordance with the rules governing modifications, extensions, substitutions and assumptions of stock rights described in Treas. Reg. § 1.409A-1(b)(5)(v)(D).

11.6 Determination by the Committee. Adjustments under this Article shall be made by the Committee, whose determinations shall be final and binding upon all parties.

ARTICLE XII

GENERAL RESTRICTIONS

12.1 Investment Representations. The Plan Sponsor may require any person to whom an Award is granted, as a condition of receiving Stock pursuant to the Award, to give written assurances in substance and form satisfactory to the Plan Sponsor and its counsel to the effect that such person is acquiring the Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Plan Sponsor deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the Stock certificates.

12.2 Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Plan Sponsor shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Plan Sponsor to apply for or to obtain such listing, registration or qualification.

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12.3 Changes in Accounting Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Plan Sponsor, the Committee shall have the right and power to modify as necessary, any then outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

12.4 Shareholders Agreement. Upon demand by the Plan Sponsor, the Participant shall execute and deliver to the Plan Sponsor a shareholders agreement in such form as the Company may provide at the time of the Participant is receiving Stock pursuant to the Plan (“Shareholders Agreement”). The Shareholders Agreement may include, without limitation, restrictions upon the Participant's right to transfer shares, including the creation of an irrevocable right of first refusal in the Plan Sponsor and its designees, and provisions requiring the Participant to transfer the Shares to the Plan Sponsor or the Plan Sponsor's designees upon a termination of employment. Upon such demand, execution of the Shareholders Agreement by the Participant prior to the transfer or delivery of any shares and prior to the expiration of the option period shall be a condition precedent to the right to purchase such Shares, unless such condition is expressly waived in writing by the Plan Sponsor.

ARTICLE XIII

REQUIREMENTS OF LAW

13.1 Requirements of Law. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

13.2 Federal Securities Law Requirements. If a Participant is an officer or director of the Plan Sponsor within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule promulgated under the 1934 Act, to qualify the Award for any exception from the provisions of Section 16(b) of the 1934 Act available under that Rule. Such conditions shall be set forth in the agreement with the Participant which describes the Award or other document evidencing or accompanying the Award.

13.3 Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

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ARTICLE XIV

PLAN AMENDMENT, MODIFICATION AND TERMINATION

The Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Plan Sponsor, on the advice of counsel, determines that shareholder approval is otherwise necessary or desirable.

No amendment, modification or termination of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the consent of the Participant holding such Award.

ARTICLE XV

MISCELLANEOUS

15.1 Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

15.2 No Right to Continued Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his employment by, or consulting relationship with, the Company, or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Nothing in this Plan shall limit or impair the Company's right to terminate the employment of any employee, to terminate the consulting services of any consultant, or to terminate the services of any director. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of service shall be determined by the Committee at the time.

15.3 Nontransferability. Except as provided otherwise at the time of grant or as otherwise provided in the Plan, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Awards shall, to the extent provided in the Plan, be transferable by will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Awards may be made by, the Participant's legal representatives, heirs or legatees. Notwithstanding the foregoing, the Option Holder may not transfer an Incentive Option during the Option Holder's lifetime. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

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15.4 No Plan Funding. Obligations to Participants under the Plan will not be funded, trusteed, insured or secured in any manner. The Participants under the Plan shall have no security interest in any assets of the Company, and shall be only general creditors of the Company.

15.5 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of Awards under the Plan shall not constitute "earnings" or "compensation" with respect to which any other employee benefits of such employee are determined, including without limitation benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

IN WITNESS WHEREOF, the Plan Sponsor has caused this Amended and Restated Xtant Medical Equity Incentive Plan to be duly executed, effective as of September 25, 2015.

XTANT MEDICAL HOLDINGS, INC.
Plan Sponsor

By:

Title:

Date:

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